EXHIBIT 5.1


                       FOULSTON & SIEFKIN
                           LAW OFFICES
                   700 Fourth Financial Center
                     Wichita, Kansas  67202
                         (316) 267-6371
                      FAX:  (316) 267-6345




                        December 22, 1994




Fourth Financial Corporation
100 North Broadway
Wichita, Kansas 67202

    Re:   Registration Statement
          Form S-4 (Standard Bancorporation, Inc.)

Dear Sirs:

    In connection with the proposed public offering by Fourth Financial Corporation (the "Company") of 317,730 shares (the "Shares") of its Common Stock, par value $5.00, to be issued by the Company in connection with consummation of a merger pursuant to an Agreement and Plan of Reorganization, dated as of September 2, 1994, as amended, among Fourth Financial Corporation, Standard Bancorporation, Inc. and all of the Stockholders of Standard Bancorporation, Inc. and related Agreement and Articles of Merger (collectively, the "Agreement"), we have examined the corporate records and proceedings of the Company, the Agreement, and the above described Registration Statement (the "Registration State-ment") with respect to:

    1.    The organization of the Company;

    2. The legal sufficiency of all corporate proceedings of the Company taken in connection with the creation, issuance, the form and validity, and full payment and nonassessability, of all the presently outstanding and issued stock of the Company; and

    3. The legal sufficiency of all corporate proceedings of the Company taken in connection with the creation, issuance, and the form and validity of the Shares, and full payment and nonassessability, when issued pursuant to the Agreement, of the Shares.

    Based upon such examination, we are of the opinion that:

    (a) Fourth Financial Corporation is duly organized and validly existing in good standing under the laws of the State of Kansas;

    (b) The Company is authorized to have issued and outstanding 50,000,000 shares of Common Stock of the par value of $5.00 per share;

    (c) The Company has taken all necessary and required corporate proceedings in connection with the creation and issuance of all the presently issued and outstanding Common Stock of the Company, and all of said stock so issued has been validly issued, is fully paid and nonassessable, and in all respects is in proper form and valid;

    (d) When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, the Agreement shall have been duly approved and adopted by the stockholders of Standard Bancorporation, Inc., and the Shares shall have been issued upon the terms and conditions set forth in the Agreement, then the Shares will be validly issued and outstanding, fully paid, and nonassessable.

    We hereby consent (1) to be named in the Registration
Statement, and in the Proxy Statement-Prospectus which constitutes a part thereof, as the attorneys who will pass upon legal matters in connection with the sale of the Shares covered by the Registration Statement, and (2) to the filing of this opinion as
Exhibit 5.1 to the Registration Statement.

                                Very truly yours,

                                /s/ Foulston & Siefkin


                                FOULSTON & SIEFKIN